Exhibit 99.1



          Maria Berthoud Joins Beverly Enterprises as Senior
             Vice President, Government Affairs; Veteran
           Washington Insider Caps 10-Year Career at IIABA

   FORT SMITH, Ark.--(BUSINESS WIRE)--Feb. 2, 2004--Beverly Enterprises (NYSE: BEV) today announced that Maria Berthoud will join the company as senior vice president, government affairs, effective March 15, 2004. In this role, she will be responsible for the company's government relations department and leading Beverly's federal and state lobbying activities.
   Before coming to Beverly, Berthoud has been senior vice president, federal government affairs, for the Independent Insurance Agents and Brokers of America (IIABA), one of the largest and most powerful trade associations and lobbying organizations in Washington. During her 10-year career with the "Big I," Berthoud led many successful legislative lobbying efforts and managed government relations activities on behalf of the organization's 300,000 members. While at IIABA, Berthoud was responsible for a four-fold increase in the association's PAC funds.
   Previously, she was director of legislative affairs for The New England Council, an alliance of businesses, academic institutions and health organizations throughout New England formed to promote economic growth in the region. Before that, she served as a professional staff member in the office of United States Senator Joseph I. Lieberman, and was a committee staff member in the Connecticut General Assembly.
   Berthoud is an active political fundraiser, speaker and author. "Maria's solid credentials and experience in all aspects of government relations and lobbying will be a significant benefit to our company," said William R. Floyd, Beverly chairman, president and chief executive officer. "The fact that 75 cents of every dollar of our revenue comes from government sources underscores the importance of establishing positive relationships with key legislators and ensuring that they understand issues that impact the quality of care proved to our nation's elderly."
   Berthoud, 38, earned a Bachelor of Arts degree in political science and international relations from the University of Colorado in Boulder.
   She will be located at Beverly's Washington office at 1250 H
Street NW, Suite 555, Washington, DC 20005. Reporting to Berthoud will be Jack MacDonald, senior vice president of industry relations, who has responsibility for trade and professional association relationships and international ventures; and Paul Goss, vice president of state government relations, who continues to be responsible for the company's state lobbying efforts.
   Beverly Enterprises, Inc. and its operating subsidiaries comprise a leading provider of healthcare services to the elderly in the United States. They operate 372 skilled nursing facilities, as well as 20 assisted living centers, and 26 hospice and home care centers. Through AEGIS Therapies, they also offer rehabilitative services on a contract basis to nursing facilities operated by other care providers.

    CONTACT: Beverly Enterprises Inc., Fort Smith
             Blair Jackson, 479-201-5263
             www.beverlycares.com